Exhibit 99.1

       Paxar Corporation Reports Fourth Quarter and Year End 2005 Results


     WHITE PLAINS, N.Y.--(BUSINESS WIRE)--Feb. 16, 2006--Paxar Corporation (NYSE: PXR):

     -- Company begins to execute its global realignment plan; affirms annual savings of $20 to $25 million by the end of 2007

     -- Asia Pacific reports record sales, achieving in excess of 20% growth for the second consecutive quarter

     -- Company successfully completes its previously announced refinancing and repatriation programs resulting in $4 to $5 million in savings in 2006

     Paxar Corporation (NYSE: PXR) today reported sales of $206.8 million for the fourth quarter of 2005, compared with sales of $207.4 million for the fourth quarter of 2004. A net loss of $0.8 million, or $0.02 per share, was reported for the fourth quarter of 2005, versus net income of $12.7 million, or $0.31 per share, for the fourth quarter of 2004. Related to the initiatives the Company announced in the third quarter 2005 earnings release, results for the fourth quarter of 2005 included restructuring and other costs resulting from the realignment of its North American and European manufacturing operations of $10.6 million, or $0.18 per share, and a one- time refinancing charge of $7.4 million, or $0.12 per share. Separately, the Company recorded a tax charge of $0.4 million, or $0.01 per share, related to our previously announced cash repatriation program. Excluding the effects of these charges, net income for the fourth quarter of 2005 was $12.1 million, or $0.29 per share. (See attached 2005 Reconciliation of GAAP to Non-GAAP Measures.)
     Sales in the fourth quarter of 2005 were essentially unchanged from the fourth quarter of 2004. Organic sales were lower by 1% principally due to an unusually large bar code printer order in 2004 that did not recur in 2005. Foreign currency fluctuations resulted in a 2% decline from the fourth quarter of 2004. The above was offset by 3% sales growth attributable to acquisitions.
     For the year, Paxar reported sales of $809.1 million, net income of $23.0 million and earnings per share of $0.56. In 2004, sales were $804.4 million, net income was $47.4 million and earnings per share were $1.17. Net income in 2005 included charges net of taxes related to restructuring, refinancing and cash repatriation of $21.0 million, or $0.51 per share. Excluding the effects of these charges, net income for the year was $44.0 million and earnings per share were $1.07. (See attached 2005 Reconciliation of GAAP to Non-GAAP Measures.)
     Rob van der Merwe, President and Chief Executive Officer, said, "Our fourth quarter performance was solidly within the earnings guidance range provided last quarter. However, we continued to experience the effects of migration, principally in our North American and European apparel businesses, which are the focus of our realignment initiatives. Additionally, sales in Europe were negatively impacted by foreign currency movements. The Asia Pacific region reported record sales for our products and services resulting in a sales gain in excess of 20% for the second consecutive quarter as our North American and European customers increasingly sourced from that region. Additionally, our balance sheet continued to strengthen providing increased financial flexibility."
     Commenting on the year, Mr. van der Merwe added, "Despite 2005 being a challenging year, Paxar made significant progress on a number of important fronts and is on track to become a stronger and more flexible global company. We witnessed accelerated migration of apparel production from North America, the UK and Western Europe to lower labor cost countries at a more rapid rate than in 2003 or 2004, and faster than expected following the lifting of textile and apparel quotas in January of 2005."
     Mr. van der Merwe continued, "As reported to you last quarter, we have initiated a broad strategic plan that will enable us to optimize capacity utilization, drive product innovation and increase our leading global market share. We are realigning our North American and European manufacturing operations while continuing to aggressively invest in Asia Pacific. The Company has made excellent progress in its global realignment plan, and we continue to refine and update the timetable for execution. The Company will be shifting most of its domestic apparel production to locations closer to our customer base over the next 12 to 24 months. Our focus is to drive shareholder value. We believe these changes better position Paxar for long-term sustainable growth."
     In connection with its global realignment plan, the Company now anticipates that it will incur one-time cash costs of $20 to $25 million, largely by the middle of 2007. These expenses relate to manufacturing and associated support costs. Other non-cash charges over the same time frame will range from $5 to $8 million. We estimate ongoing savings at an annual rate of $20 to $25 million by the end of 2007, and potentially higher in the following years.

     Outlook for 2006

     The Company announced that it expects 2006 sales of $820 million to $840 million, and earnings per share to be in the range of $1.13 to $1.23, before the adoption of FAS 123(R) and excluding restructuring and other non-recurring costs. Including the impact of FAS 123(R), earnings per share are projected to be in the range of $1.07 to $1.17, excluding restructuring and other non-recurring costs.

     Paxar Corporation is a global leader in providing identification solutions to the retail and apparel industry, worldwide. Paxar's leadership in brand development, information services and supply chain solutions enables the Company to meet and satisfy customer needs around the world with quality, innovation and competitive products and services.

     Statements in this release about the future outlook related to Paxar Corporation involve a number of factors affecting the Company's businesses and operations, which could cause actual future results to differ materially from those contemplated by forward-looking statements. Forward-looking statements include those indicated by words such as "project," "anticipate" and "expect." Affecting factors include general economic conditions, the performance of the Company's operations within its prevailing business markets around the world, as well as other factors set forth in Paxar's 2004 Annual Report on Form 10-K.


                     For more information on Paxar
                call Investor Relations - 914.697.6862
                    or visit our Company's Web site
                             www.paxar.com

                    - Financial Tables To Follow -


PAXAR CORPORATION
Consolidated Statements of Income
---------------------------------
(in millions, except per share amounts)


                                        Three Months    For the Year
                                           Ended           Ended
                                        December 31,    December 31,
                                       --------------- ---------------
                                        2005    2004    2005    2004
                                       ------- ------- ------- -------
                                         (Unaudited)     (Unaudited)

Sales                                  $206.8  $207.4  $809.1  $804.4
Cost of sales                           130.3   127.1   504.6   492.7
                                       ------- ------- ------- -------
   Gross profit                          76.5    80.3   304.5   311.7
Selling, general and administrative
 expenses                                59.6    61.5   239.3   240.8
Integration/restructuring and other
 costs                                   10.6     -      15.1     -
                                       ------- ------- ------- -------
   Operating income                       6.3    18.8    50.1    70.9
Other income, net                         1.1     0.5     2.1     1.6
Interest expense, net                     2.0     2.6     9.3    10.7
Prepayment charges - debt retirement      7.4     -       7.4     -
                                       ------- ------- ------- -------
Total interest expense, net               9.4     2.6    16.7    10.7
                                       ------- ------- ------- -------
   Income (loss) before taxes            (2.0)   16.7    35.5    61.8
Taxes on income (loss)                   (1.2)    4.0    12.5    14.4
                                       ------- ------- ------- -------
   Net income (loss)                   $ (0.8) $ 12.7  $ 23.0  $ 47.4
                                       ======= ======= ======= =======

Basic earnings (loss) per share        $(0.02) $ 0.32  $ 0.57  $ 1.20
Diluted earnings (loss) per share      $(0.02) $ 0.31  $ 0.56  $ 1.17
                                       ======= ======= ======= =======

Weighted average shares outstanding:
  Basic                                  40.6    39.6    40.3    39.6
  Diluted                                40.6    41.1    41.3    40.6
                                       ======= ======= ======= =======

Ratios
------
  Gross margin                           37.0%   38.7%   37.6%   38.7%
  SG&A to sales                          28.8%   29.7%   29.6%   29.9%
  Operating margin                        3.0%    9.1%    6.2%    8.8%
  Net margin                             -0.4%    6.1%    2.8%    5.9%
                                       ======= ======= ======= =======

Effective tax rate                       60.0%   24.0%   35.3%   23.3%
                                       ======= ======= ======= =======


PAXAR CORPORATION
Consolidated Balance Sheets
---------------------------
(in millions)

                                             December 31, December 31,
                                                 2005         2004
                                             ------------ ------------
                                              (Unaudited)
ASSETS
Current assets:
Cash and cash equivalents                      $    48.2    $    92.0
Accounts receivable                                128.9        132.5
Inventories                                         99.2        101.3
Deferred income taxes                               19.3         15.0
Other current assets                                20.2         18.1
                                             ------------ ------------

   Total current assets                            315.8        358.9
                                             ------------ ------------

Property, plant and equipment, net                 164.1        169.9
Goodwill and other intangible, net                 221.6        220.5
Other assets                                        26.1         24.4
                                             ------------ ------------

Total assets                                   $   727.6    $   773.7
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Due to banks                                   $     3.0    $     3.9
Accounts payable and accrued liabilities           119.0        116.6
Accrued taxes on income                             17.8         11.2
                                             ------------ ------------

   Total current liabilities                       139.8        131.7
                                             ------------ ------------

Long-term debt                                      97.7        163.1
Deferred income taxes                               15.9         21.8
Other liabilities                                   19.5         16.5
Shareholders' equity                               454.7        440.6
                                             ------------ ------------

Total liabilities and shareholders' equity     $   727.6    $   773.7
                                             ============ ============


PAXAR CORPORATION
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)
-------------------------------------------------------
(in millions, except per share amounts)

Paxar reports financial results in accordance with U.S. GAAP, and herein provides some non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These non-GAAP measures are intended to supplement the Company's presentation of its financial results that are prepared in accordance with GAAP.

Paxar uses the non-GAAP measures presented to evaluate and manage the Company's operations internally. Paxar is also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow the Company.

The reconciliation set forth below is provided in accordance with Regulations G and S-K and reconciles the non-GAAP financial measures with the most directly comparable GAAP financial measures.


                                        Three Months    For the Year
                                           Ended           Ended
                                        December 31,    December 31,
                                       --------------- ---------------
                                        2005    2004    2005    2004
                                       ------- ------- ------- -------

Sales                                  $206.8  $207.4  $809.1  $804.4
                                       ======= ======= ======= =======

Operating income as reported           $  6.3  $ 18.8  $ 50.1  $ 70.9
  Non-GAAP adjustments:
  Integration/restructuring and other
   costs                                 10.6     -      15.1     -
                                       ------- ------- ------- -------

Non-GAAP operating income              $ 16.9  $ 18.8  $ 65.2  $ 70.9
                                       ======= ======= ======= =======

Non-GAAP operating margin                 8.2%    9.1%    8.1%    8.8%
                                       ======= ======= ======= =======

Net income (loss) as reported          $ (0.8) $ 12.7  $ 23.0  $ 47.4
  Non-GAAP adjustments, net of taxes:
  Integration/restructuring and other
   costs                                  7.7     -      11.4     -
  Prepayment charges - debt retirement    4.8     -       4.8     -
  Tax impact of cash repatriation         0.4     -       4.8     -
                                       ------- ------- ------- -------

Non-GAAP net income                    $ 12.1  $ 12.7  $ 44.0  $ 47.4
                                       ======= ======= ======= =======

Diluted earnings (loss) per share as
 reported                              $(0.02) $ 0.31  $ 0.56  $ 1.17
  Non-GAAP adjustments, net of taxes:
  Integration/restructuring and other
   costs                                 0.18     -      0.27     -
  Prepayment charges - debt retirement   0.12     -      0.12     -
  Tax impact of cash repatriation        0.01     -      0.12     -
                                       ------- ------- ------- -------

Non-GAAP diluted earnings per share    $ 0.29  $ 0.31  $ 1.07  $ 1.17
                                       ======= ======= ======= =======

Non-GAAP Weighted average shares
 outstanding - diluted                   41.3    41.1    41.3    40.6
                                       ======= ======= ======= =======


    CONTACT: Paxar Corporation
             Investor Relations:
             Bob Powers, 914-697-6862